                                                               FORM 3

                                              U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP AND SECURITIES

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
                                   of 1935 or Section 30(f) of the Investment Company Act of 1940
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|1. Name and Address of                 |2. Date of Event Re- |4. Issuer Name and Ticket or Trading Symbol  NASDAQ                 |
|   Reporting Person                    |   quiring Statement |                                                                    |
|                                       |   (Month/Day/Year)  |         Cal Dive International, Inc. - "CDIS"                      |
|   William E. Macaulay                 |      6/27/97        |                                                                    |
|   ----------------------------------  |  -----------------  |  ----------------------------------------------------------------  |
|     (Last)     (First)      (Middle)  |3. IRS or Social Se- |5. Relationship of Reporting Person to Issuer |6. If Amendment,     |
|                                       |   curity Number of  |             (Check all applicable)           |   Date of Original  |
|   First Reserve Corporation           |   Reporting Person  |                                              |   (Month/Day/Year)  |
|   475 Steamboat Road                  |   (Voluntary)       |  [X] Director            [X} 10% Owner       |                     |
|   ----------------------------------  |                     |                                              |       N/A           |
|           (Street)                    |                     |                                              |---------------------|
|                                       |                     |  [ ] Other (give title   [ ] Other (specify  |7.Individual or Joint|
|                                       |   ----------------  |               below)                  below) |/ Group Filing (check|
|   Greenwich, CT 06830                 |                     |                                              |  Applicable Line)   |
|   ----------------------------------- |                     |     -------------------------------------    |                     |
|    (City)      (State)       (Zip)    |                     |                                              |[X]Form filed by One |
|                                       |                     |                                              |   Reporting Person  |
|                                       |                     |                                              |[ ]Form filed by More|
|                                       |                     |                                              |   than One Reporting|
|                                       |                     |                                              |   Person            |
|                                       |------------------------------------------------------------------------------------------|
|                                       |                                                                                          |
|                                       |                  Table I -- Non-Derivative Securities Beneficially Owned                 |
|---------------------------------------|------------------------------------------------------------------------------------------|
|1. Title of Security                   |2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial |
|   (Instr. 4)                          |   Beneficially Owned           |    Form: Direct (D)  |    Ownership                     |
|                                       |   (Instr. 4)                   |    or Indirect (I)   |    (Instr. 5)                    |
|                                       |                                |    (Instr. 5)        |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|  Common Stock                         |  3,392,548                     |  (I)                 | See Disclaimer Below             |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
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DISCLAIMER

The Shares indicated as beneficially owned by Messr. Macaulay are owned of record by First Reserve Fund VI, Limited Partnership,
First Reserve Fund V, Limited Partnership, First Reserve Fund V-2, Limited Partnership and First Reserve Energy Assets Fund, Limited
Partnership, of which First Reserve Corporation is the sole general partner and as to which it possesses sole voting and investment power.

Through his ownership of common stock of First Reserve Corporation, Messr. Macaulay may be deemed to share beneficial ownership of the shares shown as beneficially owned by First Reserve Corporation. Messr. Macaulay disclaims beneficial ownership of such shares of Common Stock.

        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, convertible securities)
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|1. Title of Derivative         |2. Date Exer-    |3. Title and Amount of          |4. Conver- |5. Ownership  |6. Nature of In-    |
|   Security (Instr. 4)         |   cisable and   |   Securities Underlying        |   sion or |   Form of    |   direct Beneficial|
|                               |   Expiration    |   Derivative Security          |   Exercise|   Derivative |   Ownership        |
|                               |   Date          |   (Instr. 4)                   |   Price of|   Security   |   (Instr. 5)       |
|                               |   (Month/Day/   |                                |   Deri-   |   Direct (D) |                    |
|                               |   Year)         |                                |   vative  |   or Indirect|                    |
|                               |                 |                                |   Security|   (I)        |                    |
|                               |-----------------|--------------------------------|           |   (Instr. 5) |                    |
|                               |        |        |                    |   Amount  |           |              |                    |
|                               |Date    |Expira- |                    |     or    |           |              |                    |
|                               |Exer-   |tion    |        Title       |   Number  |           |              |                    |
|                               |cisable |Date    |                    |     of    |           |              |                    |
|                               |        |        |                    |   Shares  |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|  N/A                          |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
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Explanation of Responses:

                                                        ------------------------------------------------------  -------------------
                                                                    **Signature of Reporting Person                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. (1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is sufficient,                   Page
      See Instruction 6 for procedure.                                                                               SEC 1473 (3/91)